EXHIBIT 5 AND 23(a)





                              March 22, 1996







Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re: MANATRON, INC.
    REGISTRATION STATEMENT ON FORM S-8
    1995 LONG-TERM INCENTIVE PLAN

Dear Sir or Madam:

         We represent Manatron, Inc., a Michigan corporation (the
"Company"), with respect to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933 (the "Act") to register 500,000 shares of Common Stock, no par value per share.

         As counsel for the Company, we are familiar with its Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. On the basis of the foregoing, we are of the opinion that:

    1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Michigan.

    2. The Company has an authorized capitalization of seven million five hundred thousand (7,500,000) shares of Common Stock, no par value, and two million (2,000,000) shares of Preferred Stock, no par value.

    3. When the Registration Statement has become effective under the Act, any and all shares of Common Stock the subject of the Registration Statement will, when issued upon payment of the purchase price therefore to the Company, be legally issued and outstanding, fully paid, and nonassessable.


         We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the 1995 Long-Term Incentive Plan.

                             Very truly yours,

                             WARNER NORCROSS & JUDD LLP


                             By  /S/ STEPHEN C. WATERBURY
                                 Stephen C. Waterbury
                                 A Partner